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                                                                    EXHIBIT 99.1



Press Contacts:

John L. Higgins
Chief Financial Officer
650-843-2800
jhiggins@connetics.com




                                CONNETICS AGREES
                       TO ACQUIRE SOLTEC RESEARCH PTY LTD



PALO ALTO, CA - MARCH 20, 2001 - Connetics Corporation (Nasdaq: CNCT) today announced that it has entered into a definitive agreement to acquire Soltec Research Pty Ltd, a division of Australia-based F. H. Faulding & Co Limited. Connetics' two marketed dermatology products and current development programs are based on technology developed by Soltec. Under the agreement, which is subject to customary closing conditions and is expected to close within the next 30 days, Connetics will acquire all of Soltec's issued capital for Australian $32 million or approximately U.S. $16.9 million. Faulding will retain current development projects relating to Faulding's injectable technologies and injectables product pipeline.

The acquisition of Soltec is expected to provide Connetics powerful product innovation and development capabilities and to fuel an extensive new product pipeline as well as contributing revenue and profits to Connetics' financial results.

Soltec has been developing innovative delivery systems for new dermatology products for over 10 years. Soltec has leveraged its broad range of drug delivery technologies by entering into license agreements with many well-known dermatology companies around the world. Those license agreements for marketed products bear royalties payable to Soltec. For its fiscal year ended June 30, 2000, Soltec had total revenue (converted to current U.S. dollars) of $2.8 million and an operating profit of $1.3 million (unaudited). Connetics currently plans to keep Soltec's Australian-based operations in place.

"We view the Soltec acquisition as an important move for Connetics," said Thomas
G. Wiggans, President and CEO of Connetics. "This deal provides a commanding platform to keep our product pipeline full and positions Connetics as a global leader in dermatology innovation. It will add revenue to our top line and eliminate future royalty payments to Soltec. We are buying a profitable operating company that will be accretive


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to earnings. Moreover, this transaction reinforces our commitment to delivering innovation to dermatologists. Dermatology is a highly attractive commercial market, and it is our goal at Connetics to build the leading company serving the specialty."

            "The acquisition of Soltec is central to our long-term strategy of owning significant products in each of the key dermatology market segments, which have combined annual sales in excess of $3.0 billion," said Gregory Vontz, Chief Operating Officer of Connetics. "With our strong commitment to product innovation, Soltec provides a solid platform to keep our pipeline filled with products as well as an opportunity to enter product partnerships for over-the-counter and foreign markets."

Connetics has several key rationales for this transaction:

Strategic

   o Establish Connetics as a unique company serving the dermatology specialty with integrated product innovation, development and commercialization capabilities

   o  Control innovative topical delivery technologies worldwide

Financial

   o Eliminate cash royalties and license fees payable to Soltec on Luxiq(R), OLUX(TM) and future potential products

   o  Increase corporate revenue through existing royalty bearing agreements

Business and Product Development

   o Expand technology portfolio for internal product development and corporate licensing

   o  Consolidate worldwide rights to dermatology products and technology


By acquiring Soltec, Connetics will gain worldwide rights to a number of unique topical delivery systems, including several distinctive aerosol foams including aqueous-, ethanol- and petrolatum- based foams. These new aerosol foams may present product opportunities similar to Connetics' foam delivery system for Luxiq(R) and OLUX(TM). In addition, Connetics will own worldwide rights to Liquipatch(TM), a gel-matrix delivery system that applies to the skiN like a normal gel and dries to form a very thin, invisible, water-resistant film. This film enables a controlled release of the active agent to provide longer relief, while potentially being less irritating. Consolidating the rights to these technologies enables Connetics to populate its own product development portfolio, as well as pursue business development agreements with other pharmaceutical companies


                                 ABOUT FAULDING

Faulding is a worldwide health and personal care company, which is publicly listed on the Australian Stock Exchange. Faulding's principal businesses are oral and injectable pharmaceuticals, consumer health products, the provision of distribution and retail management services to pharmacies and logistics management services to hospitals. Faulding's products are sold in over 70 countries.


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                                 ABOUT CONNETICS

Connetics Corporation, headquartered in Palo Alto, California, is a biopharmaceutical company focused on the development and commercialization of novel therapeutics for the dermatology market and on the development of recombinant human relaxin for multiple indications. For more information about Connetics and its products, please visit Connetics' Web Site at www.connetics.com, or send e-mail to ir@connetics.com.


Except for the historical information contained herein, this press release contains forward-looking statements concerning Connetics' product development, commercialization capabilities, corporate revenue and profit margins, that involve risks and uncertainties. All forward-looking statements and other information included in this press release are based on information available to Connetics as of the date hereof, and Connetics assumes no obligation to update any such forward-looking statements or information. Connetics' actual results could differ materially from those described in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics' most recently filed Quarterly Report on Form 10-Q. The significant risks include, but are not limited to, the uncertainty of success of Connetics' efforts in research, development, commercialization and product acceptance, as well as the uncertainties associated with the protection of Connetics' proprietary rights, the lengthy and expensive regulatory process and competition from other products.


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